Exhibit 10.29

Amended and Restated

November 8, 2011

Symetra Financial Corporation Equity Plan

1.	PURPOSE

The purpose of the Symetra Financial Corporation Equity Plan (the “Plan”) is to advance the interests of Symetra Financial Corporation (the “Company”) and its stockholders by providing long-term incentives to certain employees, directors and consultants of the Company and its subsidiaries.

2.	ADMINISTRATION

The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company; provided that, following the initial public offering of the Company’ common shares (the “IPO”), each member of the Committee shall qualify as (a) a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (b) an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and (c) otherwise meets the independence requirements of the New York Stock Exchange (the “NYSE”). In the event that, following the IPO, any member of the Committee does not so qualify, the Plan shall, to the extent practicable, be administered by a sub-committee of Committee members who do so qualify. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.

The Committee shall have exclusive authority to select the employees, directors and consultants to be granted awards under the Plan (“Awards”), to determine the type, size and terms of the Awards and to prescribe the form of the instruments embodying Awards. With respect to Awards made to directors and consultants, the Committee shall, and with respect to employees may, specify the terms and conditions applicable to such Awards in an Award agreement (each, an “Award Agreement”). The Committee is hereby authorized to interpret the Plan, Award Agreements and the Awards granted under the Plan, to establish, amend and rescind any rules and regulations relating to the Plan and to make any other determinations which it believes necessary or advisable for the administration of the Plan. In connection with any Award, the Committee in its sole discretion may provide for vesting provisions that are different from the default vesting provisions that are contained in the Plan and such alternative provisions shall not be deemed to conflict with the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent the Committee deems desirable to carry it into effect. Any decision of the Committee in the administration of the Plan, as described herein, shall be final and conclusive. The Committee may act only by a majority of its members, except that the members thereof may authorize any one or more of their number or any officer of the Company to execute and deliver documents on behalf of the Committee. No member of the Committee shall be liable for anything done or omitted to be done by him or her or by any other member of the Committee in connection with the Plan, except for his or her own willful misconduct or as expressly provided by statute.

The Committee may delegate, on such terms and conditions as it determines in its sole and plenary discretion, to one or more executive officers of the Company the authority to make grants of Awards to officers (other than executive officers), employees and consultants of the Company and its affiliates (including any prospective officer, employee or consultant) and all necessary and appropriate decisions and determinations with respect thereto.

3.	PARTICIPATING SUBSIDIARIES

If a subsidiary of the Company wishes to participate in the Plan and its participation shall have been approved by the Board, the Board of Directors of the subsidiary (the “Subsidiary Board”) shall adopt a resolution in form and substance satisfactory to the Committee authorizing participation by the subsidiary in the Plan. As used herein, “subsidiary” shall mean a “subsidiary corporation” as defined in Section 424(f) of the Code.

A subsidiary may cease to participate in the Plan at any time by action of the Board or by action of the Subsidiary Board, which latter action shall be effective not earlier than the date of delivery to the Secretary of the Company of a certified copy of a resolution of the Subsidiary Board taking such action. Termination of participation in the Plan shall not relieve a subsidiary of any obligations theretofore incurred by it under the Plan.

4.	AWARDS

(a)	Eligible Participants. Any employee, director or consultant of the Company or any of its subsidiaries is eligible to receive an Award hereunder. The Committee shall select which eligible employees, directors or consultants shall be granted Awards hereunder. No employee, director or consultant shall have a right to receive an Award hereunder and the grant of an Award to an employee, director or consultant shall not obligate the Committee to continue to grant Awards to such employee, director or consultant in subsequent periods or to grant Awards to any other person at any time.

(b)	Type of Awards. Awards shall be limited to the following seven types: (i) “Stock Options,” (ii) “Stock Appreciation Rights,” (iii) “Restricted Stock,” (iv) “Restricted Stock Units,” (v) “Performance Shares,” (vi) “Performance Units” and (vii) other stock-based awards.

(c)

Maximum Number of Shares That May Be Issued. A maximum of seven million, eight hundred and thirty thousand (7,830,000)[1] shares of common stock of the Company, $0.01 par value (“Shares”), may be issued by the Company in satisfaction of its obligations with respect to Award grants. The maximum aggregate number of Shares with respect to which Awards may be issued to any participant in any fiscal year of the Company is one million five hundred

[1]	Increased from 900,000 to reflect the Company’s stock dividend effective October 26, 2007.

thousand (1,500,000)[2], subject to adjustment as provided in Section 17. For purposes of the foregoing, the exercise of a Stock Appreciation Right shall constitute the issuance of Shares equal to the Shares delivered under such Stock Appreciation Right. If any Shares issued as Restricted Stock shall be repurchased pursuant to the Company’s option described in Section 6 below, or if any Shares issued under the Plan shall be reacquired pursuant to restrictions imposed at the time of issuance or pursuant to the satisfaction of tax withholding or related obligations, such Shares may again be issued under the Plan.

(d)	Rights With Respect to Shares.

(i)	A participant to whom Restricted Stock has been issued shall have, prior to the expiration of the Restricted Period or the earlier repurchase of such Shares as herein provided, ownership of such Shares, including the right to vote the same and to receive dividends thereon, subject, however, to the options, restrictions and limitations imposed thereon pursuant hereto.

(ii)	A participant to whom Stock Options, Stock Appreciation Rights, Restricted Stock Units, Performance Shares or Performance Units are granted (and any person succeeding to such participant’s rights pursuant to the Plan) shall have no rights as a shareholder with respect to any Shares issuable pursuant thereto until the date of the issuance of a stock certificate (whether or not delivered) therefor. Except as provided in Section 17, no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) the record date for which is prior to the date such stock certificate is issued.

(iii)	The Company, in its discretion, may hold custody during the Restricted Period of any Shares of Restricted Stock.

5.	STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

(a)

Stock Options, which include “Incentive Stock Options” and other stock options or combinations thereof, are rights to purchase shares of Common Stock of the Company. A Stock Appreciation Right is an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property equal in value to the excess, if any, of the Fair Market Value per Share over the exercise price per Share of the Stock Appreciation Right, subject to the terms of the applicable Award Agreement. The maximum number of Shares with respect to which Incentive Stock Options may be issued to a participant in one year is, four hundred and thirty-five thousand (435,000)[3] subject to adjustment pursuant to Section 17. Each Stock Option shall comply with the following terms and conditions:

(i)	The Committee shall determine the participants to whom Stock Options shall be granted, the number of shares to be covered by each Stock Option, whether the Stock Option will be an Incentive Stock Option and the conditions and limitations applicable to the vesting and exercise of the Option. Unless otherwise set forth in the applicable Award Agreement, the per share exercise price shall not be less than the greater of (i) the Fair Market Value per Share at the time of grant and (ii) the par value per Share. However, the exercise price of an Incentive Stock Option granted to a participant who owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or of a subsidiary (a “Ten Percent Participant”) shall not be less than 110% of the greatest of (i) the Fair Market Value per share at the time of grant, and (ii) the par value per Share.

[2]

Increased from 1,325,000 by action of the Board March 4, 2011. Previously increased from 435,000 by action of the Board August 11, 2010, and from 50,000 to reflect the Company’s stock dividend effective October 26, 2007.

[3]	Increased from 50,000 to reflect the Company’s Stock dividend effective October 26, 2007.

(ii)	The Stock Option shall not be transferable by the optionee otherwise than by will or the laws of descent and distribution, and shall be exercisable during such optionee’s lifetime only by such optionee, unless otherwise set forth in the applicable Award Agreement.

(iii)	The Stock Option shall not be exercisable unless payment in full is made for the Shares being acquired thereunder at the time of exercise (including any Federal, state or local income or other taxes which the Committee determines are required to be withheld in respect of such Shares), and such payment shall be made in United States dollars by cash or check or, if permitted by the Committee, (A) by tendering to the Company Shares owned by the person exercising the Stock Option and having an aggregate Fair Market Value equal to the aggregate cash exercise price thereof, (B) if there shall be a public market for the Shares at such time, subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell a number of Shares otherwise deliverable upon the exercise of the Stock Option and to deliver promptly to the Company an amount equal to the aggregate exercise price, or (C) by a combination of United States dollars and Shares pursuant to (A) and/or (B) above.

(iv)	The aggregate Fair Market Value of Shares (determined at the time of grant of the Stock Option pursuant to Section 5(a)(i) of the Plan) with respect to which Incentive Stock Options granted to any participant under the Plan are exercisable for the first time by such participant during any calendar year may not exceed the maximum amount permitted under Section 422(d) of the Code at the time of the Award grant. In the event this limitation would be exceeded in any year, the optionee may elect either (i) to defer to a succeeding year the date on which some or all of such Incentive Stock Options would first become exercisable (but no longer than the term specified in Section 5(c)(i) herein) or (ii) to convert some or all of such Incentive Stock Options into non-qualified Stock Options.

(b)	Each Stock Appreciation Right shall comply with the following terms and conditions:

(i)	The Committee shall determine the participants to whom Stock Appreciation Rights shall be granted, the number of shares to be covered by each Stock Appreciation Right and the conditions and limitations applicable to the vesting and exercise of the Stock Appreciation Right. Unless otherwise set forth in the applicable Award Agreement, the per share exercise price shall not be less than the greater of (i) the Fair Market Value per Share at the time of grant and (ii) the par value per Share.

(ii)	The Stock Appreciation Right shall not be transferable by the awardee otherwise than by will or the laws of descent and distribution, and shall be exercisable during such awardee’s lifetime only by such awardee, unless otherwise set forth in the applicable Award Agreement.

(iii)	A Stock Appreciation Right shall entitle the Participant to receive an amount equal to the excess, if any, of the Fair Market Value of a Share on the date of exercise of the Stock Appreciation Right over the exercise price thereof. The Committee shall determine, in its sole and plenary discretion, whether a Stock Appreciation Right shall be settled in cash, Shares, other securities, other Awards, other property or a combination of any of the foregoing.

(iv)	No fractional Shares shall be delivered under this Section 5(b), but in lieu thereof a cash adjustment may be made as determined by the Committee.

(c)	Each Stock Option or Stock Appreciation Right shall not be exercisable:

(i)	after the expiration of ten years from the date it is granted (or such earlier date specified in the grant of the Stock Option or Stock Appreciation Right or applicable Award Agreement) and may be exercised during such period only at such time or times as the Committee may establish; or

(ii)	unless otherwise set forth in the applicable Award Agreement, by participants who were employees of the Company or one of its subsidiaries at the time of the grant of the Stock Option or Stock Appreciation Right unless such participant has been, at all times during the period beginning with the date of grant of the Stock Option or Stock Appreciation Right and ending on the date three months prior to such exercise, an officer or employee of the Company or any of its subsidiaries, or of a corporation, or a parent or subsidiary of a corporation, issuing or assuming the Stock Option or Stock Appreciation Right in a transaction to which Section 424(a) of the Code is applicable, except that:

(A)

unless otherwise set forth in the applicable Award Agreement, if such person shall cease to be an officer or employee of the Company or one of its subsidiaries solely by reason of a period of Related Employment (as defined in Section 12), he or she may, during such period of Related Employment (but in no event after the Stock Option or Stock Appreciation Right has expired under the provisions of Section 5(c)(i) hereof), exercise such Stock Option or Stock Appreciation Right as if he or she continued to be such an officer or employee; or

(B)	unless otherwise set forth in the applicable Award Agreement, if an optionee shall become Disabled (as defined in Section 10) he or she may, at any time within three years of the date he or she becomes disabled (but in no event after the Stock Option or Stock Appreciation Right has expired under the provisions of Section 5(c)(i) hereof), exercise the Stock Option or Stock Appreciation Right with respect to (i) any Shares as to which he or she could have exercised the Stock Option or Stock Appreciation Right on the date he or she became disabled and (ii) if the Stock Option or Stock Appreciation Right is not fully exercisable on the date he or she becomes disabled, the number of additional Shares as to which the Stock Option or Stock Appreciation Right would have become exercisable had he or she remained an employee through the next date on which additional Shares were scheduled to become exercisable under the Stock Option or Stock Appreciation Right; or

(C)	unless otherwise set forth in the applicable Award Agreement, if an optionee shall die while holding a Stock Option or Stock Appreciation Right, his executors, administrators, heirs or distributees, as the case may be, at any time within one year after the date of such death (but in no event after the Stock Option or Stock Appreciation Right has expired under the provisions of Section 5(c)(i) hereof), may exercise the Stock Option or Stock Appreciation Right with respect to any Shares as to which the decedent could have exercised the Stock Option or Stock Appreciation Right at the time of his or her death, and if the Stock Option or Stock Appreciation Right is not fully exercisable on the date of his or her death, the number of additional Shares as to which the Stock Option or Stock Appreciation Right would have become exercisable had he or she remained an employee through the next date on which additional Shares were scheduled to become exercisable under the Stock Option or Stock Appreciation Right; provided, however, that if death occurs during the three-year period following a Disability as described in Section 5(c)(ii)(B) hereof or any period following a voluntary termination (including retirement) in respect of which the Committee has exercised its discretion to grant continuing exercise rights as provided in Section 5(c)(ii)(D) hereof, the Stock Option or Stock Appreciation Right shall not become exercisable as to any Shares in addition to those as to which the decedent could have exercised the Stock Option or Stock Appreciation Right at the time of his or her death; or

(D)	unless otherwise set forth in the applicable Award Agreement, if such person shall voluntarily terminate his or her employment with the Company (including retirement), the Committee, in its sole discretion, may determine that such optionee may exercise the Stock Option or Stock Appreciation Right with respect to some or all of the Shares subject to the Stock Option or Stock Appreciation Right as to which it would not otherwise be exercisable on the date of his or her voluntary termination provided, however, that in no event may such exercise take place after the Stock Option or Stock Appreciation Right has expired under the provisions of Section 5(c)(i) hereof.

(E)	notwithstanding anything herein to the contrary and subject to Section 13, unless otherwise set forth in the applicable Award Agreement, in the event a Change in Control (as defined in Section 13(a)) occurs and within 12 months thereafter: (A) there is a Termination Without Cause (as defined in Section 14) of an optionee’s or awardee’s employment or (B) there is a Constructive Termination (as defined in Section 15) of an optionee’s or awardee’s employment (any such Termination Without Cause or Constructive Termination, a “Trigger Event”), the optionee or awardee may exercise the entire Stock Option or Stock Appreciation Right at any time within 30 days following such Trigger Event (but in no event after the Stock Option or Stock Appreciation Right has expired under the provisions of Sections 5(c)(i)).

6.	RESTRICTED STOCK

Each Award of Restricted Stock shall comply with the following terms and conditions, unless otherwise set forth in the applicable Award Agreement:

(a)	The Committee shall determine the number of Shares to be issued to a participant pursuant to the Award.

(b)

Shares issued may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, for such period from the date on which the Award is granted as the Committee shall determine (the “Restricted Period”). The Company shall have the option to repurchase the Shares subject to the Award at such price as the Committee shall have fixed (including zero consideration), in its sole discretion, when the Award was made, which option will be exercisable on such terms, in such manner and during such period as shall be determined by the Committee when the Award is made (which may include, for illustration, the participant’s cessation of continuous employment or the failure to satisfy performance conditions). Certificates for Shares issued pursuant to Restricted Stock Awards shall bear an appropriate legend referring to the foregoing option and other restrictions. Any attempt to dispose of any such Shares in contravention of the foregoing option and other restrictions shall be null and void and without effect. If Shares issued pursuant to a Restricted Stock Award shall be repurchased pursuant to the option described above, the participant to whom the Award was granted, or in the event of his or her death after such option became exercisable, his or her executor or administrator, shall forthwith deliver to the Secretary of the Company any certificates for the Shares awarded to the participant, accompanied by such instruments of transfer, if any, as may reasonably be required by the Secretary of the Company. If the option described above is not exercised by the Company, such option and the restriction imposed pursuant to the first sentence of this Section 6(b) shall terminate and be of no further force and effect.

(c)	Unless otherwise set forth in the applicable Award Agreement, if a participant who has been in the continuous employment of the Company or of a subsidiary shall:

(i)	die or become Disabled during the Restricted Period, the option of the Company to repurchase (and any and all other restrictions on) a pro rata portion of the Shares awarded to such participant under such Award shall lapse and cease to be effective as of the date on which his or her death or disability occurs which shall be determined as follows: (A) the number of Shares awarded under the Award multiplied by (B) a percentage, the numerator of which is equal to the number of months elapsed in the Restricted Period as of the date of death or disability (counting the month in which the death or disability occurred as a full month) and the denominator of which is equal to the number of months in the Restricted Period; or

(ii)	voluntarily terminate his or her employment with the Company (including retirement) during the Restricted Period, the Committee may determine that all or any portion of the option to repurchase and any and all other restrictions on some or all of the Shares awarded to him or her under such Award, if such option and other restrictions are still in effect, shall lapse and cease to be effective as the date on which such voluntary termination or retirement occurs.

(d)	Unless otherwise set forth in the applicable Award Agreement, in the event within 12 months after a Change in Control and during the Restricted Period there is a Trigger Event, then the option to repurchase (and any and all other restrictions on) all Shares awarded to the participant under his or her Restricted Stock Award shall lapse and cease to be effective as of the date on which such Trigger Event occurs.

7.	RESTRICTED STOCK UNITS

The grant of a Restricted Stock Unit Award to a participant will entitle him or her to receive, without payment to the Company, an amount equal to the number of Shares underlying such Restricted Stock Unit Award multiplied by the Fair Market Value of a

Share on the date of vesting of the Restricted Stock Unit Award, if the terms and conditions specified herein and in the Award are satisfied. Payment in respect of a Restricted Stock Unit Award shall be made as provided in Section 7(e). Each Restricted Stock Unit Award shall be subject to the following terms and conditions:

(a)	The Committee shall determine the number of Shares underlying the Restricted Stock Units to be granted to a participant.

(b)	Restricted Stock Unit Awards shall be subject to the vesting schedule determined by the Committee and set forth in the applicable Award Agreement. Payment in respect of a vested Restricted Stock Unit may be made in cash, stock or any combination thereof, as specified in the applicable Award Agreement.

(c)	Except as otherwise determined by the Committee or in an Award Agreement, Restricted Stock Units shall be cancelled if the participant’s continuous employment with the Company or any of its subsidiaries shall terminate for any reason prior to the vesting of the Restricted Stock Units, except solely by reason of a period of Related Employment, and except as otherwise specified in this Section 7(c) or in Section 7(d). Notwithstanding the foregoing, unless otherwise set forth in the applicable Award Agreement, if an employee participant shall:

(i)	while in such employment, die or become Disabled prior to the vesting of the Restricted Stock Units, such Restricted Stock Units shall be immediately canceled and the participant, or the participant’s legal representative, as the case may be, shall receive a payment in respect of such canceled Restricted Stock Units equal to the product of (A)(i) the number of Shares underlying such Restricted Stock Units multiplied by (ii) a fraction, the numerator of which is equal to the number of full or partial months within the period commencing on the grant date of such Restricted Stock Units and such death or Disability (including, for this purpose, the month in which the death or Disability occurs), and the denominator of which is equal to the total number of months from the grant date to the date when such Restricted Stock Units were intended to vest; or

(ii)	retire with the approval of the Committee in its sole discretion prior to the vesting of the Restricted Stock Units, the Restricted Stock Units shall be immediately canceled; provided that the Committee in its sole discretion may determine to make a payment to the participant in respect of some or all of such canceled Restricted Stock Units.

(d)	Unless otherwise set forth in the applicable Award Agreement, if within 12 months after a Change in Control there is a Trigger Event, then with respect to Restricted Stock Unit Awards that were outstanding on the date of the Trigger Event (each, an “Applicable Award”), each such Applicable Award shall be immediately canceled and, in respect thereof, such participant shall be entitled to receive a cash payment equal to the product of (A) the number of Shares underlying such Applicable Awards and (B) the Fair Market Value of a Share on the date the applicable Trigger Event occurs.

(e)	Unless payment is deferred in accordance with an election made by the participant in accordance with procedures adopted by the Company in its sole discretion (if any), payment of any amount in respect of any Restricted Stock Units shall be made by the Company no later than 60 days after the end of the calendar year in which such Restricted Stock Units vest or become payable.

8.	PERFORMANCE SHARES

The grant of a Performance Share Award to a participant will entitle such participant to receive, without payment to the Company, all or part of the value (the “Actual Value”) of a specified number of hypothetical Shares (“Performance Shares”) determined by the Committee, if the terms and conditions specified herein and in the Award are satisfied. Payment in respect of a Performance Share Award shall be made as provided in Section 8(h). Each Performance Share Award shall be subject to the following terms and conditions:

(a)	The Committee shall determine the target number of Performance Shares to be granted to a participant. Performance Share Awards may be granted in different classes or series having different terms and conditions.

(b)	The Actual Value of a Performance Share Award shall be the product of (i) the target number of Performance Shares subject to the Performance Share Award, (ii) the Performance Percentage (as determined below) applicable to the Performance Share Award and (iii) the Fair Market Value of a Share on the date the Award is paid or becomes payable to the participant. The “Performance Percentage” applicable to a Performance Share Award shall be a percentage of no less than 0% and no more than 200%, which percentage shall be determined by the Committee based upon the extent to which the Performance Objectives (as determined below) established for such Award are achieved during the Award Period (as defined below). The method for determining the applicable Performance Percentage shall also be established by the Committee.

(c)

At the time each Performance Share Award is granted, the Committee shall establish performance objectives (“Performance Objectives”) to be attained within the Award Period as the means of determining the Performance Percentage applicable to such Award. The Performance Objectives shall be approved by the Committee (i) while the outcome for that Award Period is substantially uncertain and (ii) no more than 90 days after the commencement of the Award Period to which the Performance Objective relates or, if less than 90 days, the number of days which is equal to 25 percent of the relevant Award Period. The Performance Objectives established with respect to a Performance Share Award shall be specific performance targets established by the Committee with respect to one or more of the following criteria selected by the Committee: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on stockholders’ equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) share price; (xi) combined ratio; (xii) operating ratio; (xiii) profitability of an identifiable business unit or product; (xiv) maintenance or improvement of profit margins; (xv) market share; (xvi) revenues or sales; (xvii) costs; (xviii) cash flow; (xix) working capital; (xx) return on assets; (xxi) customer satisfaction; (xxii) employee satisfaction; (xxiii) economic value per Share, (xxiv) underwriting return on capital and (xxv) underwriting return on equity. The foregoing criteria may relate to the Company, one or more of its subsidiaries or one or more of its divisions, units, partnerships, joint ventures or minority investments, product lines or products or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the Performance Objectives may be calculated without regard to extraordinary items.

(d)	The award period (the “Award Period”) in respect of any grant of a Performance Share Award shall be such period as the Committee shall determine commencing as of the beginning of the fiscal year of the Company in which such grant is made. An Award Period may contain a number of performance periods; each performance period shall commence on or after the first day of the Award Period and shall end no later than the last day of the Award Period. If the Committee does not specify in a Performance Share Award agreement or elsewhere the performance periods contained in an Award Period, each 12-month period beginning with the first day of such Award Period shall be deemed to be a performance period.

(e)	Except as otherwise determined by the Committee or in an Award Agreement, Performance Shares shall be canceled if the participant’s continuous employment with the Company or any of its subsidiaries shall terminate for any reason prior to the end of the Award Period, except by reason of a period of Related Employment as defined in Section 11, and except as otherwise specified in this Section 8(e) or in Section 8(f). Notwithstanding the foregoing, unless otherwise set forth in the applicable Award Agreement, if an employee participant shall:

(i)	while in such employment, die or become Disabled prior to the end of an Award Period, the Performance Share Award for such Award Period shall be immediately canceled and he or she, or his or her legal representative, as the case may be, shall receive a payment in respect of such canceled Performance Share Award equal to the product of (A)(i) the target number of Performance Shares for such Award multiplied by (ii) a fraction, the numerator of which is equal to the number of full or partial months within the Award Period during which employee was continuously employed by the Company or its subsidiaries (including, for this purpose, the month in which the death or Disability occurs), and the denominator of which is equal to the total number of months within such Award Period, multiplied by (B) the Fair Market Value of a Share on the last day of the performance period in which the death or Disability occurred, multiplied by (C) the Performance Percentage determined by the Board to have been achieved through the end of the performance period in which the death or Disability occurred (but which in no event shall be less than 50%); or

(ii)	retire with the approval of the Committee in its sole discretion prior to the end of the Award Period, the Performance Share Award for such Award Period shall be immediately canceled; provided that the Committee in its sole discretion may determine to make a payment to the participant in respect of some or all of such canceled Performance Share Award.

(f)	Unless otherwise set forth in the applicable Award Agreement, if within 12 months after a Change in Control there is a Trigger Event, then with respect to Performance Share Awards that were outstanding on the date of the Trigger Event (each, an “Applicable Award”), each such Applicable Award shall be immediately canceled and, in respect thereof, such participant shall be entitled to receive a payment equal to the product of (A) (i) the target number of Performance Shares for such Applicable Award multiplied by (ii) a fraction, the numerator of which is equal to the number of full months within the Award Period during which the participant was continuously employed by the Company or its subsidiaries, and the denominator of which is equal to the total number of months within such Award Period, multiplied by (B) the Fair Market Value of a Share on the date the applicable Trigger Event occurs, multiplied by (C) a Performance Percentage equal to 100%. Unless otherwise set forth in the applicable Award Agreement, if following a Change in Control, a Participant’s employment remains continuous through the end of an Award Period, then the Participant shall be paid with respect to such Awards for which he would have been paid had there not been a Change in Control and the Actual Value shall be determined in accordance with Section 8(g) below.

(g)	Except as otherwise provided in Section 8(f), as soon as practicable after the end of the Award Period or such earlier date as the Committee in its sole discretion may designate, the Committee shall (i) determine, based on the extent to which the applicable Performance Objectives have been achieved, the Performance Percentage applicable to an Award of Performance Shares, (ii) calculate the Actual Value of the Performance Share Award and (iii) shall certify the foregoing to the Board. The Committee shall cause an amount equal to the Actual Value of the Performance Shares earned by the participant to be paid to him or his beneficiary. The Committee shall determine, in its sole and plenary discretion, whether Performance Shares shall be settled in cash, Shares, other securities, other Awards, other property or a combination of any of the foregoing.

(h)	Unless payment is deferred in accordance with an election made by the participant in accordance with procedures adopted by the Company in its sole discretion (if any), payment of any amount in respect of any Performance Shares shall be made by the Company no later than 60 days after the end of the calendar year in which such Performance Shares are earned.

9.	PERFORMANCE UNITS

The grant of a Performance Unit Award to a participant will entitle such participant to receive, without payment to the Company, all or part of a specified amount (the “Earned Value”) determined by the Committee, if the terms and conditions specified herein and in the Award are satisfied. Payment in respect of a Performance Unit Award shall be made as provided in Section 9(h). Each Performance Unit Award shall be subject to the following terms and conditions:

(a)	The Committee shall determine the target number of Performance Units to be granted to a participant. The maximum Earned Value that may be earned by a participant for Performance Units for any single Award Period of one year or longer shall not exceed $25,000,000. Performance Unit Awards may be granted in different classes or series having different terms and conditions.

(b)	The Earned Value of an Award of Performance Units shall be the product of (i) the target number of Performance Units subject to the Performance Unit Award, (ii) the Performance Percentage (as determined below) applicable to the Performance Unit Award and (iii) the Value (as defined below) of a Performance Unit on the date the Award is paid or becomes payable to the employee. The “Performance Percentage” applicable to a Performance Unit Award shall be a percentage of no less than 0% and no more than 200%, which percentage shall be determined by the Committee based upon the extent to which the Performance Objectives (as determined below) established for such Award are achieved during the Award Period (as defined below). The method for determining the applicable Performance Percentage shall also be established by the Committee. The “Value” of a Performance Unit shall be a fixed dollar value (or a dollar value determined pursuant to a formula or similar process) specified by the Committee and set forth in the applicable Award Agreement.

(c)

At the time each Performance Unit Award is granted the Committee shall establish performance objectives (“Performance Objectives”) to be attained within the Award Period as the means of determining the Performance Percentage applicable to such Award. The Performance Objectives shall be approved by the Committee (i) while the outcome for that Award Period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance objective relates or, if less than 90 days, the number of days which is equal to 25 percent of the relevant performance period. The Performance Objectives established with respect to a Performance Unit Awards shall be specific performance targets established by the Committee with respect to one or more of the following criteria selected by the Committee: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on stockholders’ equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) share price; (xi) combined ratio; (xii) operating ratio; (xiii) profitability of an identifiable business unit or product; (xiv) maintenance or improvement of profit margins; (xv) market share; (xvi) revenues or sales; (xvii) costs; (xviii) cash flow; (xix) working capital; (xx) return on assets; (xxi) customer satisfaction; (xxii) employee satisfaction; (xxiii) economic value per Share, (xxiv) underwriting return on capital and (xxv) underwriting return on equity. The foregoing criteria may relate to the Company, one or more of its subsidiaries or one or more of its divisions, units, partnerships, joint ventures or minority investments, product lines or products or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the Performance Objectives may be calculated without regard to extraordinary items.

(d)	The award period (the “Award Period”) in respect of any grant of a Performance Unit Award shall be such period as the Committee shall determine commencing as of the beginning of the fiscal year of the Company in which such grant is made. An Award Period may contain a number of performance periods; each performance period shall commence on or after the first day of the Award Period and shall end no later than the last day of the Award Period. If the Committee does not specify in a Performance Unit Award Agreement or elsewhere the performance periods contained in an Award Period, each 12-month period beginning with the first day of such Award Period shall be deemed to be a performance period.

(e)	Except as otherwise determined by the Committee or in an Award Agreement, Performance Units shall be cancelled if the participant’s continuous employment with the Company or any of its subsidiaries shall terminate for any reason prior to the end of the Award Period, except solely by reason of a period of Related Employment, and except as otherwise specified in this Section 9 (e) or in Section 9(f). Notwithstanding the foregoing, unless otherwise set forth in the applicable Award Agreement, if an employee participant shall:

(i)	while in such employment, die or become Disabled prior to the end of an Award Period, the Performance Unit Award for such Award Period shall be immediately canceled and the participant, or his or her legal representative, as the case may be, shall receive a payment in respect of such canceled Performance Unit Award equal to the product of (A)(i) the target number of Performance Units for such Award multiplied by (ii) a fraction, the numerator of which is equal to the number of full or partial months within the Award Period during which employee was continuously employed by the Company or its subsidiaries (including, for this purpose, the month in which the death or disability occurs), and the denominator of which is equal to the total number of months within such Award Period, multiplied by (B) the value of a Performance Unit on the last day of the performance period in which the death or disability occurred, multiplied by (C) the Performance Percentage determined by the Board to have been achieved through the end of the performance period in which the death or disability occurred; or

(ii)	retire with the approval of the Committee in its sole discretion prior to the end of the Award Period, the Performance Unit Award for such Award Period shall be immediately canceled; provided that the Committee in its sole discretion may determine to make a payment to the participant in respect of some or all of such canceled Performance Unit Award.

(f)	Unless otherwise set forth in the applicable Award Agreement, if within 12 months after a Change in Control there is a Trigger Event, then with respect to

Performance Unit Awards that were outstanding on the date of the Trigger Event (each, an “Applicable Award”), each such Applicable Award shall be immediately canceled and, in respect thereof, such participant shall be entitled to receive a payment equal to the product of (A) (i) the target number of Performance Units for such Applicable Award multiplied by (ii) a fraction, the numerator of which is equal to the number of full months within the Award Period during which the participant was continuously employed by the Company or its subsidiaries, and the denominator of which is equal to the total number of months within such Award Period, multiplied by (B) the Value of a Performance Unit on the date the applicable Trigger Event occurs, multiplied by (C) a Performance Percentage equal to 100%. If following a Change in Control, unless otherwise set forth in the applicable Award Agreement, a Participant’s employment remains continuous through the end of an Award Period, then the Participant shall be paid with respect to such Awards for which he or she would have been paid had there not been a Change in Control and the Earned Value shall be determined in accordance with Section 9(g) below.

(g)	Except as otherwise provided in Section 9(f), as soon as practicable after the end of the Award Period or such earlier date as the Committee in its sole discretion may designate, the Committee shall (i) determine, based on the extent to which the applicable Performance Objectives have been achieved, the Performance Percentage applicable to an Award of Performance Units, (ii) calculate the Earned Value of the Performance Unit Award and (iii) shall certify all of the foregoing to the Board of Directors. The Committee shall cause an amount equal to the Earned Value of the Performance Units earned by the participant to be paid to him or her or his or her beneficiary. The Committee shall determine, in its sole and plenary discretion, whether a Performance Unit shall be settled in cash, Shares, other securities, other Awards, other property or a combination of any of the foregoing.

(h)	Unless payment is deferred in accordance with an election made by the participant in accordance with procedures adopted by the Company in its sole discretion (if any), payment of any amount in respect of any Performance Units shall be made by the Company no later than 60 days after the end of the calendar year in which such Performance Units are earned.

10.	OTHER STOCK-BASED AWARDS

Subject to the provisions of the Plan, the Committee shall have the sole and plenary authority to grant to participants other equity-based or equity-related Awards (including, but not limited to, fully-vested Shares) in such amounts and subject to such terms and conditions as the Committee shall determine.

11.	DISABILITY

For the purposes of this Plan, unless otherwise specified in the applicable Award Agreement, a participant shall be deemed to be “Disabled” if the Committee shall determine that the physical or mental condition of the participant is such as would entitle him or her to payment of long-term disability benefits under any disability plan of the Company or a subsidiary in which he or she is a participant.

12.	RELATED EMPLOYMENT

For the purposes of this Plan, Related Employment shall mean the employment of a participant by an employer which is neither the Company nor a subsidiary provided: (i) such employment is undertaken by the participant and continued at the request of the Company or a subsidiary; (ii) immediately prior to undertaking such employment, the participant was an officer or employee of the Company or a subsidiary, or was engaged in Related Employment as herein defined; and (iii) such employment is recognized by the Committee, in its sole discretion, as Related Employment for the purposes of this Section 12. The death or Disability of a participant during a period of Related Employment as herein defined shall be treated, for purposes of this Plan, as if the death or onset of disability had occurred while the participant was an officer or employee of the Company.

13.	CHANGE IN CONTROL

(a)	For purposes of this Plan, unless otherwise specified in the applicable Award Agreement, a “Change in Control” within the meaning of this Section 13(a) shall occur if:

(i)	Any person or group (within the meaning of Section 13(d) and 14(d)(2) of the Exchange Act), other than (x) White Mountains Insurance Group, Ltd., Berkshire Hathaway, Inc. or the respective wholly owned subsidiaries thereof, as applicable (the “Significant Investors”), (y) an underwriter temporarily holding Shares in connection with a public issuance thereof or (z) an employee benefit plan of the Company or its affiliates, becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of thirty-five percent (35%) or more of the Company’s then outstanding Shares and such ownership percentage exceeds the beneficial ownership percentage of the Significant Investors in the Company’s then outstanding Shares;

(ii)	the Continuing Directors, as defined in Section 13(b), cease for any reason to constitute a majority of the Board of the Company; or

(iii)	the business of the Company and its subsidiaries is disposed of by the Company pursuant to a sale or other disposition of all or substantially all of the business or business-related assets of the Company and its subsidiaries.

(b)	For the purposes of this Plan, “Continuing Director” shall mean a member of the Board who either was a member of the Board on the Effective Date (as defined below) or subsequently became a director of the Company and whose election, or nomination for election, by the Company’s shareholders was approved by a vote of a majority of the Continuing Directors then on the Board (which term, for purposes of this definition, shall mean the whole Board and not any committee thereof), but excluding any such individual whose initial assumption of office occurred pursuant to an actual or threatened proxy contest or consent solicitation with respect to the election or removal of directors.

(c)	In the event of a Change in Control, the Committee as constituted immediately prior to the Change in Control shall determine the manner in which “Fair Market Value” of Shares will be determined following the Change in Control.

14.	TERMINATION WITHOUT CAUSE

For purposes of this Plan, unless otherwise specified in the applicable Award Agreement, “Termination Without Cause” shall mean a termination of the participant’s employment with the Company or subsidiary or business unit of the Company by the Company (or subsidiary or business unit, as applicable) or, by a purchaser of the participant’s subsidiary or business unit after a Change in Control as described in Subsection 13(a)(iii), other than (i) for death or Disability or (ii) for Cause. “Cause” shall mean, unless otherwise set forth in the applicable Award Agreement, (a) an act or omission by the participant that constitutes a felony or any crime involving moral turpitude; or (b) willful gross negligence or willful gross misconduct by the participant in connection with his employment which causes, or is likely to cause, material loss or damage to the Company, subsidiary or business unit. Notwithstanding anything herein to the contrary, if the participant’s employment with the Company, subsidiary or business unit shall terminate due to a Change in Control as described in Subsection 13(a)(iii), where the purchaser (the “Purchaser”), as described in such subsection, formally assumes the Company’s obligations under this Plan or places the participant in a similar or like plan with no diminution of the value of the awards, such termination shall not be deemed to be a “Termination Without Cause.”

15.	CONSTRUCTIVE TERMINATION

“Constructive Termination” shall mean, unless otherwise set forth in the applicable Award Agreement, a termination of employment with the Company or a subsidiary at the initiative of the participant that the participant declares by prior written notice delivered to the Secretary of the Company to be a Constructive Termination by the Company or a subsidiary and which follows (a) a material decrease in his total compensation opportunity or (b) a material diminution in the authority, duties or responsibilities of his position with the result that the participant makes a determination in good faith that he or she cannot continue to carry out his or her job in substantially the same manner as it was intended to be carried out immediately before such diminution. Notwithstanding anything herein to the contrary, Constructive Termination shall not occur within the meaning of this Section 15 until and unless (a) the participant provides 30 days written notice of termination to the company of the occurrence of the circumstances described in this Section 15 within 30 days following such occurrence and (b) 30 days have elapsed from the date the Company receives such written notice from the participant without the Company curing or causing to be cured the circumstance or circumstances described in this Section 15 on the basis of which the declaration of Constructive Termination is given.

16.	[RESERVED]

17.	DILUTION AND OTHER ADJUSTMENTS

(a)	In the event of any change in the outstanding Shares of the Company by reason of any stock split, stock or extraordinary cash dividend, recapitalization, merger, consolidation, reorganization, combination or exchange of Shares or other similar event substitutions, or adjustments will be made by the Committee to the aggregate number or kind of Shares that may be issued under the Plan pursuant to Section 4, to the number or kind of Shares subject to, or the Stock Option or Stock Appreciation Right price per Share under, any outstanding Award, to the number or kind of Shares which have been awarded as Restricted Stock or to the repurchase option price per share relating thereto, to the target number of Performance Shares or Performance Units which have been awarded to any participant, or to any measure of performance, in each case in a manner that reflects equitably the effects of such event or transaction.

(b)	The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, any extraordinary dividend or other extraordinary distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, split-up or spin-off, merger, consolidation, stock sale, asset sale or the occurrence of a Change of Control) affecting the Company, any affiliate, or the financial statements of the Company or any affiliate, or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles or law (i) whenever the Committee, in its sole and plenary discretion, determines that such adjustments are appropriate or desirable, including, without limitation, providing for a substitution or assumption of Awards, accelerating the exercisability of, lapse of restrictions on, or termination of, Awards or providing for a period of time for exercise prior to the occurrence of such event, (ii) if deemed appropriate or desirable by the Committee, in its sole and plenary discretion, by providing for a cash payment to the holder of an Award in consideration for the cancelation of such Award, including, in the case of an outstanding Option or Stock Appreciation Right, a cash payment to the holder of such Option or Stock Appreciation Right in consideration for the cancelation of such Option or Stock Appreciation Right in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or Stock Appreciation Right over the aggregate Exercise Price of such Option or Stock Appreciation Right and (iii) if deemed appropriate or desirable by the Committee, in its sole and plenary discretion, by canceling and terminating any Option or Stock Appreciation Right having a per Share exercise price equal to, or in excess of, the Fair Market Value of a Share subject to such Option or Stock Appreciation Right without any payment or consideration therefor.

18.	DESIGNATION OF BENEFICIARY BY PARTICIPANT

A participant may name a beneficiary to receive any payment to which he may be entitled in respect of Restricted Stock Units, Performance Shares, Performance Units or Stock Appreciation Rights under the Plan in the event of his death, on a form to be provided by the Committee. A participant may change his beneficiary from time to time in the same manner. If no designated beneficiary is living on the date on which any amount becomes payable to a participant’s executors or administrators, the term “beneficiary” as used in the Plan shall include such person or persons.

19.	CERTAIN ADDITIONAL DEFINITIONS

As used in the Plan, the term “Fair Market Value” shall mean (a) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee and (b) with respect to Shares, as of any date, (i) the closing per share sales price of the Shares (A) as reported by the NYSE for such date or (B) if the Shares are listed on any other national stock exchange, as reported on the stock exchange composite tape for securities traded on such stock exchange for such date or, with respect to each of clauses (A) and (B), if there were no sales on such date, on the closest preceding date on which there were sales of Shares or (ii) in the event there shall be no public market for the Shares on such date, the fair market value of the Shares as determined in good faith by the Committee.

20.	MISCELLANEOUS PROVISIONS

(a)	No employee or other person shall have any claim or right to be granted an Award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving an employee any right to be retained in the employ of the Company or any subsidiary.

(b)	A participant’s rights and interest under the Plan may not be assigned or transferred in whole or in part either directly or by operation of law or otherwise (except in the event of a participant’s death), including but not limited to, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner and no such right or interest of any participant in the Plan shall be subject to any obligation or liability or such participant.

(c)	No Shares shall be issued hereunder unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable Federal and state securities laws.

(d)	The Company and its subsidiaries shall have the right to deduct from any payment made under the Plan any Federal, state or local income or other taxes required by law to be withheld with respect to such payment. It shall be a condition to the obligation of the Company to issue Shares upon exercise of a Stock Option, upon settlement of a Stock Appreciation Right, or upon payment of a Restricted Stock Unit, Performance Share or a Performance Unit that the participant (or any beneficiary or person entitled to payment under Section 5(c)(ii)(C) hereof) pay to the Company, upon its demand, such amount as may be required by the Company for the purpose of satisfying any liability to withhold Federal, state or local income or other taxes. If the amount requested is not paid, the Company may refuse to issue Shares.

(e)	The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award under the Plan.

(f)	By accepting any Award or other benefit under the Plan, each participant and each person claiming under or through him or her shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee.

21.	AMENDMENT

The Plan may be amended at any time and from time to time by the Board, but no amendment which increases the aggregate number of Shares which may be issued pursuant to the Plan or the class of employees eligible to participate shall be effective unless and until the same is approved by the shareholders of the Company. No amendment of the Plan shall adversely affect any right of any participant with respect to any Award previously granted without such participant’s written consent.

22.	TERMINATION

This Plan shall terminate upon the earlier of the following dates or events to occur:

(a)	the adoption of a resolution of the Board terminating the Plan; or

(b)	ten years from the Effective Date.

No termination of the Plan shall alter or impair any of the rights or obligations of any person, without his consent, under any Award previously granted under the Plan.

23.	EFFECTIVE DATE

The Plan shall be effective as of the date of its adoption by the Board and approval by the Company’s shareholders (such date, the “Effective Date”); provided, however, that no Incentive Share Options may be granted under the Plan unless it is approved by the Company’s shareholders within twelve (12) months before or after the date the Plan is adopted by the Board.